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                                  EXHIBIT 99.1

THE
HARTFORD


                                                                  NEWS RELEASE
                                            Hartford Plaza, Hartford, CT 06115



Date:                        December 18, 1997
For Release:                 Upon Receipt
Contact:                     Joyce Willis               Sue Honeyman
                             Office: 860/547-4951       Office: 860/547-4976
                             Home:   860/286-0202       Home:   203/397-9233


            HARTFORD BOARD AUTHORIZES $1 BILLION SHARE REPURCHASE

HARTFORD, CONN. -- At a regularly scheduled meeting today, the board of directors of The Hartford Financial Services Group, Inc. authorized the repurchase of up to $1 billion of the company's outstanding common stock.

    The Hartford will be able to repurchase its common stock in the open market or in privately negotiated transactions over a three-year period beginning early next year. The Company currently has approximately 118 million common shares outstanding.

    Hartford Chairman Ramani Ayer said, "This action is consistent with our commitment to aggressively manage our shareholders' capital and to build long-term superior value for our owners. As we have said on previous occasions, our capital priorities are investing in growth, supporting the balance sheet, and developing our distribution capabilities. We will continue to manage each of these priorities in conjunction with the stock repurchase program we have announced today."

    The Hartford (NYSE: HIG) is one of the nation's oldest and largest international insurance and financial services operations, with 1996 revenues of $12.5 billion. As of September 30, 1997, The Hartford had assets of $126.8 billion and shareholder equity of $5.8 billion. It is a leading provider of commercial property and casualty insurance, automobile and homeowners coverages, and a variety of life insurance, annuities, employee benefits and asset management plans.

       The Hartford's Internet address is http://www.thehartford.com.